[American Tower Corporation Letterhead]


FOR IMMEDIATE RELEASE

ATC Contact:  Anne Alter, Director of Investor Relations
Telephone:  (617) 375-7500
UNIsite Contact:  Grace Vista, Marketing Manager
Telephone:(813) 915-3511

AMERICAN TOWER CORPORATION ANNOUNCES MERGER WITH UNISITE, INC.

Boston, Massachusetts June 28, 1999 American Tower Corporation (NYSE: AMT) announced today that it has entered into an agreement to merge with UNIsite, Inc.

The cash transaction is estimated to be valued at approximately $205 million, which is based on UNIsite owning and operating 600 wireless communication towers at the time of closing. The purchase price will be subject to adjustment for closing date working capital and includes American Towers assumption of approximately $40 million of debt, subject to adjustment for interim acquisitions and capital expenditures, and $165 million in cash. The merger is expected to close by January 31, 2000.

UNIsite was founded in 1994 to address the challenges associated with antenna siting and to focus primarily on tower site management. Most recently, the company has expanded its scope to include site ownership and development. The Company now owns approximately 400 towers suited for co-location and has an exclusive build-to-suit contract with Omnipoint through the year 2012.

Jim Eisenstein, Chief Development Officer of American Tower, said of the transaction, We are very pleased to have entered into a merger with UNIsite. This transaction not only adds an attractive group of towers to our portfolio, particularly in the northeast, but also gives us an opportunity to expand our relationship with a number of carriers.

Dan Behuniak, President of UNIsite, remarked, re excited to become part of the American Tower team. As the industry consolidates further, American Tower, with its talented management team and financial strength, is clearly slated to be one of the best places to be.

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites in the United States and, giving effect to this and other pending transactions, operates more than 4,000 towers, including 185 broadcast tower sites, in 44 states and the District of Columbia. Based in Boston, American Tower has a national footprint with regional hubs in Boston, Atlanta, Chicago, Houston and San Francisco. Through its wholly owned subsidiary, ATC Teleports, Inc., American Tower also owns and operates, giving effect to pending transactions, over 90 satellite antennas in various locations across the United States. For more information about American Tower Corporation and ATC Teleports, please visit our web sites HYPERLINK http://www.americantower.com www.americantower.com and www.atcteleports.com.

This press release contains forward-looking statements concerning future expectations, plans or strategies that involve a number of risks and uncertainties. The Company wishes to caution readers that certain factors may have affected the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Such factors include, but are not limited to (i) substantial capital requirements and leverage principally as a consequence of its ongoing acquisitions and construction activities, (ii) dependence on demand for wireless communications, use of satellites for internet data transmission, and implementation of digital television, (iii) the success of the Company's tower construction program and
(iv) the successful operational integration of the Company s business acquisitions. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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American Tower Corporation    116 Huntington Avenue  Boston, Massachusetts 02116
(617) 375-7500  FAX (617) 375-7575                         www.americantower.com